HSBC Finance Corp.
Consumer and Mortgage Lending
Retail Branch Originated Real Estate
Securitization Program
Investor Outreach
April 2007
Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-132348-01
April 3, 2007

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049.
Important Information
Note
All information in this presentation is unaudited and subject to change.

Contents
1. HSBC Corporate Overview and Business Strategy pg. 4-5
2. HSBC Finance Corp Managed Receivables and Funding pg. 6-9
Closed end home equity loans – Trust collateral comparison
Highlights of Trust statistics for 2006-4 securitization
3. Consumer Lending Business Model Overview pg. 10-15
Consumer lending organization structure
Overview of Consumer Lending business and position in the market
Product summary
Sourcing branch real estate accounts
Customer profile
4. Origination Process & Controls pg. 16-22
Credit Policy
Pricing
Lending/Underwriting
• Income evaluation
• Collateral evaluation
Compliance
Technology

Headquartered in London, HSBC is one of the largest financial services organizations in the world, with a market capitalization of more than US $200 billion
Listed on the London, Hong Kong, New York, Paris and Bermuda stock exchanges
More than 312,000 employees in 10,000 offices across 82 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and
Africa to serve about 125 million customers
Significant balance sheet resources to support priority clients in achieving their strategic objectives-total assets of $1,861 billion and long term/senior rating of
AA- Pos outlook since 12/20/06 (S&P), Aa2 Pos outlook since 7/24/06 (Moody’s)
and AA Pos outlook since 8/8/06 (Fitch)
2006 pre-tax profit of $22 billion
HSBC Holdings plc – Leading Global Financial Institution
Source:  HSBC Annual Report 12/31/2006 or HSBC Finance Corp 8-K March 8, 2007

Business Strategy
Serves the consumer borrowing needs of the middle income market through multiple channels
While a full spectrum originator, balance sheet focus is on non-conforming & non-
prime borrowers of mortgage, auto, credit card, and consumer loans
Tightening credit in response to recent home appreciation and credit deterioration trends while continuing to grow using focused market expansions
HSBC Finance Corporation Overview and Business Strategy
Overview
Established in 1878
A recognized leader in U.S. consumer lending
Leading market share in all businesses
Balance sheet is focused on non-conforming and non-prime borrowers
Extensive customer base and distribution network
Nationwide branch network, direct mail and e-commerce
Significant distribution through alliances and partnerships

12/31/2006
Managed Receivables Mix
$162.0  Billion
HSBC Finance Corporation’s Managed Receivables – By Type
Source: HSBC Finance Corp. 8K March 8, 2007
Real Estate
Secured
60%
Private Label
2%
Automobile Loans
8%
Personal Non-
credit Card
13%
Mastercard Visa
17%

Target 15%-25% of total funding from securitization to provide funding diversification
Securitize publicly and with conduits in all major asset types
Issue on a consistent basis to promote research and secondary liquidity
Liquidity – HSBC Finance’s Securitization Plans and Funding Components
Short Term
Debt
8%
Securitization
16%
Long Term
Debt
76%
$140.6 Billion
Note: Excludes Private Label Credit Card Receivables at HSBC Bank USA
Source 10-K December 31, 2006

Characteristics: 2006-4 2006-3 2006-2 2006-1
Pricing Date 12/07/2006 10/20/2006 08/02/2006 06/14/2006
Pool Balance $1,127,851,821 $1,413,471,600 $1,601,528,395 $1,317,957,406
Minimum Current Principal Balance $5,152 $6,110 $5,162 $5,304
Maximum Current Principal Balance $752,795 $783,276 $717,265 $650,630
Average Current Principal Balance $114,596 $131,903 $130,801 $133,505
Range of Loan Rates 7.000% to 14.930% 7.250% to 15.680% 7.000% to 15.440% 7.000% to 15.630%
Weighted Average Loan Rate 8.449% 8.211% 8.640% 8.420%
Range of Original Terms to Maturity 60 to 360 months 60 to 360 months 60 to 360 months 60 to 360 months
Weighted Average Original Term to Maturity 311 months 317 months 321 months 322 months
Range of Remaining Terms to Maturity 27 to 351 months 34 to 352 months 42 to 355 months 33 to 354 months
Weighted Average Remaining Term 290 months 298 months 310 months 309 months
Range of Original Combined Loan-to-Value Ratios 9.62% to 105.89% 4.40% to 105.88% 7.33% to 105.94% 6.84% to 105.85%
Weighted Average Original Combined Loan-to-Value Ratios 93.22% 93.13% 90.37% 91.53%
Weighted Average FICO Credit Score 626 624 606 609
Primary Residence 100.00% 100.00% 100.00% 100.00%
First Lien 94.52% 95.78% 92.45% 93.91%
Top State Distributions (by Aggregate Principal Balance) FL 12.54% CA 10.47% CA 14.94% CA 13.61%
CA 7.67% VA 7.64% FL 9.88% VA 8.03%
NY 7.42% PA 7.56% VA 7.89% NY 7.47%
PA 6.59% NY 7.53% NY 6.50% FL 6.69%
TX 6.18% OH 4.73% PA 5.39% PA 5.87%
Branch Closed End Home Equity Loans – Trust Collateral Comparison
Note: The CLTV does not exceed 100% (excluding points and fees which are capped at 6%).

Highlights of Trust Statistics for 2006-4 Securitization
Total Pool Principal Balance $    1,127,851,821
Average Current Principal Loan Size $              114,596
Weighted Average Current Loan Rate 8.45%
Weighted Loan term range 60 to 360 months
Weighted Average Loan Term 311 months
% ARM Loans 0%
% Fixed Rate 100%
Weighted Average FICO at Loan closing 626
% 1
st
liens 94.5%
Weighted avg. Combined Loan To Value % 93.2%
Weighted average seasoning for 2006 deals > 12 months
Representative
of total branch
originated
Portfolio
Top States
FL = 12.5%
CA =   7.7%
NY =   7.4%
PA =   6.6%
TX =   6.2%
All Loans
Originated in
Branch
Network

HFC Member HSBC Group Beneficial® Member HSBC Group						

HSBC

HSBC Finance Corporation has been a responsible, leading provider of credit products to hard working consumers for over 125 years. Consumer Lending offers a full spectrum product line to the middle income market across a broad range of channels.
Our balance sheet focus is on non-conforming & nonprime borrowers of mortgage and consumer loans.
$65 B balance sheet                         (Structure Source:  HSBC Finance Corp. 10-K 12/31/2006)
Strong parent – HSBC Holdings plc (S&P AA- rating)
Internal capital generation
Efficient operation, with solid history of sustained earnings growth
Consumer Lending intends to be a regular issuer of closed-end structured transactions on a quarterly basis.  We are a portfolio lender which holds the entire residual certificate below the AA level (i.e.
16.9% in HELT 2006-4).
Consumer Lending Organization Structure
December 31, 2006
Brands
Managed Portfolio
Secured      Unsecured
# Retail
Branches
#
Employees
#
Accounts Channels
$46B              $19B 1,382 13,300 3.0M branches
direct
internet
alliances
Overview
Structure
Notes

NON-PRIME
CUSTOMER SEGMENT
CHANNELS
Primarily retail
branch channel
Direct lending
Partnerships
Internet
Direct mail
PRODUCTS
Real estate secured
Predominantly Fixed
Rate (92%)
No Stated Income
Unsecured
Ancillary
Insurance
Auto loans
Credit cards
Home and auto
Leading provider of
credit products to hard
working customers for
over 125 years
~3 million active
accounts and $65
billion in gross
receivables
Largest U.S. sub-prime
retail mortgage
originator*
Over $38 billion in
gross secured
receivables
Overview of Consumer Lending Business
* Inside B&C Lending, September 15
th
, 2006
Source:  HSBC Finance Corp. 10-K 12/31/2006

• Highly effective sales organization
• Serve advice preferring customers
• Unique customer value proposition
• Analytically driven decision making
(marketing, risk, operations, collections)
• Multi-channel lender (branch, direct,
partnerships, Internet, direct mail)
• Variety of secured and unsecured product
offerings
• Expanding integration across a diversified
finance company and a broader financial
services business
Consumer Lending’s Position in the Marketplace
• Customers must meet a “net tangible
benefits” test
• One-page disclosure summary
• Independent appraisals and loan closers
• 10-to-30 day satisfaction guarantee
• Maximum LTV of 100% (excluding points
and fees, capped at 6% under current
guidelines)
• No “stated income” lending
• No contemporaneous secured loans within
90 days
• Best rate available, systemically controlled
• Prepayment penalties capped at 2 years
• Securitized loans are generally seasoned
at least 3-4 months on a dollar weighted
basis
Competitive Position For secured products

Secured
- RE 1
- RE 2
- PHL
Our portfolio has very few affordability products, focus is on fixed (or declining) rate, fully amortizing 30-year product (some I/O and some loans with term > 30 years).
Refinance cash-out mortgages
Primarily non-prime & non-conforming
Primarily closed end home equity loans
Revolving lines (not securitized)
2/28 ARMs (not securitized)
Purchase money and I/O loans (not securitized)
Our predominant existing Pay Right Rewards Program is a 0.25% rate reduction program that can aggregate into 300 bps in savings over twelve years (monthly payment reduces when contract rate is lowered).
Unsecured
Personal note loans and lines of credit
Ancillary
Insurance
Credit life and disability
UI (unemployment)
Home warranty
Auto loans (via HSBC Auto)
Credit cards (via HSBC Card)
Consumer Lending Product Summary
Geographic
Diversity
Top Five States as a percentage of the portfolio as of December, 2006 (none over 15%):
1. California 2. New York 3. Florida 4. Virginia 5. Pennsylvania

Customers primarily are sourced through the branch retail network; a small stream of purchased portfolios and partner referrals and limited website leads.  Sales personnel provide knowledgeable counsel to our customers, in the form of options and true comparisons.
The majority of our branch real estate borrowers are existing customers
Direct mail is used to bring customers to the branch – only a small percent of customers walk into a branch unsolicited
In combination with mail campaign, branch personnel make outbound calls to marketing leads and current customers
Mailing lists are based on:
Customers value relationship earned with branch network.  Consumer Lending’s core customer is high LTV refinance/debt consolidation customer in middle market.
Existing customers
Acquired portfolios
Affiliate customers Paid off accounts
Third party lists
Credit bureau data
Relationship
Lender
Retail
Community
Presence
Affiliate
Partners
Sourcing Branch Real Estate Accounts

Approximate median values presented below:
Age: ~ 51
Gross Household Income: ~ $60,900
Time on Job: ~ 12 years
Avg. Home Value: ~ $190,000
Time at Current Address: ~ 12 years
Needs:
Wants more money with little hassle
Wage earnings are primary income source
Looks for lower monthly payments
Our borrowers view their house as a “home”, not just a place to live
Loan purpose is primarily refinancing and debt consolidation
(At January 31, 2007)
Branch Real Estate - Customer Profile

Consumer Lending provides oversight over a decentralized branch platform through these primary functions:
Credit Policy
Lending
Pricing
Compliance
Technology
All aspects of the origination platform are controlled through this framework.
In addition, Consumer Lending has strong governance, management and planning functions internally and externally audited by corporate, state, and federal agencies. Consumer Lending has high emphasis on quality assurance and quality records management.
Origination Process & Controls

Credit Policy and Pricing
Credit Policy
Credit Policy & Lending sets and changes credit policies. All material credit policy changes are approved by the Consumer Lending Credit Committee
Governs account origination, management, and loss mitigation processes by employing strong analytical & quantitative discipline to risk management and operations
Proprietary credit risk (CGS2) and bankruptcy (IBK) scorecards are used for all automated decisions. Scores also drive manual decision limits. Scorecards are product-specific and regularly revalidated.  FICO is not a key driver for underwriting.
This group also independently monitors and audits the quality of underwriting
Pricing
Systemically-controlled pricing ensures consistent pricing for all applicants applying for a similar product
System edits require recalculation of the interest rate if any of the pricing variables are modified.
Pricing cannot be modified by any front-line branch operations personnel.
Override authority is centralized with regional and divisional Branch
Operations executives.  Override rates are managed at less than 3%

Lending/Underwriting
Real estate underwriting is centralized in Elmhurst, Illinois.  There is no lending authority vested with any branch operations personnel.  The function reports to the Chief Credit Officer.
Centralized underwriting provides the customer and company consistent decisions according to internal, external and regulatory guidelines.
All application data is validated by centralized underwriting.
Underwriters operate within tightly defined standard credit policies and procedures. Less than 3% of total decisions made are for variances outside our standard underwriting guidelines.
Consumer Lending uses a mix of system and human underwriting. All final real estate loans decisions are currently evaluated by an underwriter.  Some preliminary decisions are systematic.

Earnings / W2 Income
12 months of verifiable income is generally obtained
May be a combination of W2 or earnings statement
Documentation required to explain any major variance between the W2 and earnings statement
Verification of employment (VOE) (Form 2061) or phone verification is required when accepting hand-written earnings statement or recent earnings statement is > 60 days.
VOE (form 2061) may be required when:
< 1 year with the current employer
currently on disability
income is derived from bonus, commission, overtime, etc
determining the likelihood for continued receipt of income
Increased income due to a recent “pay increase” will be accepted with a recent earnings statement that reflects the increase
Income Evaluation

Collateral Evaluation
About 95% of all appraisals are conducted by IREP (3
rd
party vendor
management company)
A small number of customer-supplied, third-party appraisals are accepted, pending quality checking by internal appraisal review staff (reports to Chief
Credit Officer)
AVM (Automated Valuation Model) valuations are used
No contact takes place between branch operations personnel and IREP appraisers
IREP performs back-end quality checks on 100% of its appraisals before releasing value to branch operations
Two appraisals are required for large loan sizes (i.e., $600,000 in core states;
$700,000 in better performing states)
Internal appraisal review staff analyze valuation discrepancies and perform back-end audits
Review appraisals submitted by underwriters for “second look”
Review third-party and dual appraisals
Perform audit of IREP quality

Objectives
Identification and assessment of risks
Development of sound policies
Effective communication of risks & policies
Ensure adequate controls are in place to monitor adherence to policy and regulation
Monitor the effectiveness of controls
Developed & implemented industry-leading standards of conduct and best practices
Independently audited
Pre-funding Controls
Application disclosures sent through central mail
Net Tangible Benefits Test – All loans must have NTB
High cost controls automatically test APR thresholds
Refinance rules regulate refinance prohibitions
Post-funding Controls
High cost or “Section 32” monitoring
Document Certification ensures required documents are present and accurate
HMDA compliance
Compliance

Technology Profile and Strategies
Reduce complexity of businesses processes
Support compliance infrastructure
Significant focus on quality, uptime, availability and reliability
Built for competitive advantage
Highly scalable infrastructure
Business strategy must guide all technology decisions
Create value driven technology solutions
Data is a corporate asset

Biography
Scott A. Williams
Scott is Managing Director and Chief Credit Officer for HSBC
Consumer and Mortgage Lending in Prospect Heights, Illinois.  His
principal responsibilities include managing Consumer and Mortgage
Lending’s credit policy, underwriting, risk analytics, customer information and operational risk mitigation and overall portfolio management.
He joined HSBC (Household) in his current role in the summer of
2003.  Scott’s role was expanded in November of 2006 to include credit risk and portfolio management responsibilities for the
Mortgage Services and Decision One origination channels.  Prior to his career at HSBC, he was a partner at McKinsey and Company,
Inc., in their financial services practice.  Prior to that time, he held executive positions at Mitchell Madison Group, United States Fidelity and Guaranty Corporation, and JP Morgan and Company.
Scott received his bachelor’s degree in European history from
Washington and Lee University in Lexington, Virginia, and a master’s degree in business administration from the University of Virginia’s
Darden Graduate School of Business.